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As filed with the Securities and Exchange Commission on June 12, 2002

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
the Securities Act of 1933

COPART, INC.
(Exact name of registrant as specified in its charter)

California	94-2867490
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5500 E. Second Street
Benicia, California 94510
(Address of principal executive offices)

2001 STOCK OPTION PLAN
(Full title of the plan)

Willis J. Johnson
Chief Executive Officer
Copart, Inc.
5500 E. Second Street
Benicia, California 94510
(Name and address of agent for service)

(707) 748-5000
(Telephone number, including area code, of agent for service)

Copy to:
 Douglas H. Collom
John T. McFarland
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock to be issued under the 2001 Stock Option Plan(2)	4,500,000	$16.14	$72,630,000	$6681.96

(1)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low price reported by the Nasdaq National Market System for the registrant's common stock on June 13, 2002.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the registrant's common stock that become issuable under the registrant's 2001 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant's receipt of consideration that results in an increase in the number of the registrant's outstanding shares of common stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        Copart, Inc. hereby incorporates by reference in this registration statement the following documents:

  •
  Copart's Annual Report on Form 10-K for the fiscal year ended July 31, 2001, as filed with the SEC on
  October 3, 2001;

  •
  Copart's Quarterly Report on Form 10-Q for the quarter ended October 31, 2001, as filed with the SEC on December 13, 2001;

  •
  Copart's Quarterly Report on Form 10-Q for the quarter ended January 31, 2002, as filed with the SEC on March 18, 2002;

  •
  Copart's Quarterly Report on Form 10-Q for the quarter ended April 30, 2002, as filed with the SEC on
  June 10, 2002; and

  •
  The description of Copart's common stock contained in its Registration Statement on Form 8-A, as filed with the SEC on January 19, 1994 and amended on March 2, 1994, and any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by Copart, Inc. pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities

        Not applicable.

Item 5.    Interests of Named Experts and Counsel

        Not applicable.

Item 6.    Indemnification of Directors and Officers

        Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. The registrant's bylaws provide that the registrant will indemnify the registrant's directors and officers and may indemnify the registrant's employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by California law. The registrant is also empowered under the registrant's bylaws to enter into indemnification agreements with the registrant's directors and officers and to purchase insurance on behalf of any person whom the registrant is required or permitted to indemnify. The registrant has entered into indemnification agreements with each of the registrant's current directors and executive officers which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by California law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses are discretionary under California law.

Item 7.    Exemption from Registration Claimed

        Not applicable.

Item 8.    Exhibits

Exhibit Number	Description
4.1	2001 Stock Option Plan, including form of Option Agreement
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of KPMG LLP, Independent Auditors
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (See page II-5 of this registration statement)

Item 9.    Undertakings

        1.    The undersigned registrant hereby undertakes:

          (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement.

          (b)  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.    The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Benicia, State of California, on June 11, 2002.

COPART, INC.
By:	/s/ WILLIS J. JOHNSON Willis J. Johnson, Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Willis J. Johnson and Paul A. Styer, jointly and severally, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIS J. JOHNSON Willis J. Johnson	Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2002
/s/ WAYNE R. HILTY Wayne R. Hilty	Senior Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	June 11, 2002
/s/ A. JAYSON ADAIR A. Jayson Adair	Director	June 11, 2002
/s/ HAROLD BLUMENSTEIN Harold Blumenstein	Director	June 11, 2002
/s/ JAMES GROSFELD James Grosfeld	Director	June 11, 2002
/s/ JAMES E. MEEKS James E. Meeks	Director	June 11, 2002
/s/ MARVIN L. SCHMIDT Marvin L. Schmidt	Director	June 11, 2002
/s/ JONATHAN VANNINI Jonathan Vannini	Director	June 11, 2002

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	2001 Stock Option Plan, including form of Option Agreement
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of KPMG LLP, Independent Auditors
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (See page II-5 of this registration statement)

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS